Rain Oncology Inc SC TO-T/A

Exhibit (d)(6)

346 Short LLC

600 W Chicago Ave

Suit 510

Chicago, IL 60654

Commitment Letter

December 13, 2023

Pathos AI, Inc.
600 W. Chicago Ave., Suite 510
Chicago, IL 60654
Attention: Ryan Fukushima

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), among Pathos AI, Inc., a Delaware corporation (“Parent”), WK Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and Rain Oncology Inc., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed thereto in the Merger Agreement. This letter agreement is being delivered to Parent and the Company in connection with the execution and delivery of the Merger Agreement by the Company, Parent and Merger Sub.

1.                  Commitment. This letter agreement confirms the commitment of 346 Short LLC (the “Investor”), subject to the terms and conditions contained herein, to contribute to Parent at or prior to the Acceptance Time, directly or indirectly through one or more intermediaries, an aggregate amount of $25,000,000 (the “Commitment”), which Commitment may be contributed to Parent through an equity investment, loan or other similar transaction. The Commitment will be used by Parent solely to fund (i) the aggregate Cash Consideration in accordance with Section 3.1(a) of the Merger Agreement, (ii) the aggregate cash consideration payable in accordance with Section 1.1(c) of the Merger Agreement, (iii) the aggregate consideration payable to holders of Company Stock Options and Company RSUs in accordance with Section 3.2(a) and (b) of the Merger Agreement, and (iv) related fees and expenses to be paid at the Closing pursuant to, and in accordance with, the terms set forth in the Merger Agreement (the foregoing clauses (i) through (iv), collectively, the “Transaction Payments”); provided, that the Investor shall not, under any circumstances, be obligated to contribute or cause to be contributed to Parent more than the Commitment. The Transaction Payments will be funded from the Commitment. Otherwise, the amount to be funded hereunder may be reduced on a dollar-for-dollar basis in the event Parent and Merger Sub do not require the full amount of the Commitment, solely to the extent it will be possible, notwithstanding such reduction, for Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement in accordance with the terms thereof; provided, that any such reduction shall only occur simultaneously with the occurrence of the Closing. For the avoidance of doubt, if the Closing shall not occur for any reason, the Investor shall have no obligation to fund the Commitment. The Investor may allocate its investment to Affiliates and co-investors, provided no such allocation shall relieve the Investor of its obligation to provide the amount set forth above in the event that such Affiliates or co-investors fail to make such investment. Notwithstanding anything else to the contrary in this letter agreement, the cumulative liability of the Investor under this letter agreement shall not exceed the Commitment.

2.                  Commitment Conditions. The Investor’s obligation to fund the Commitment is subject to the following conditions: (a) the execution and delivery of the Merger Agreement by the Company and (b) the satisfaction or written waiver by the applicable parties to the Merger Agreement of the conditions to the parties’ obligations to close the Offer set forth on Exhibit A of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions).

3.                  Specific Performance. The parties hereto acknowledge and agree that, in the event of any breach of this letter agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that, subject to Section 4, (i) each party hereto will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this letter agreement in any action without the posting of a bond or undertaking and (ii) the parties hereto will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this letter agreement.

4.                  Limited Third-Party Beneficiaries; Enforcement. This letter agreement shall be binding on and inure solely to the benefit of Parent and the Investor and their respective successors and permitted assigns, and nothing set forth in this letter agreement shall be construed to confer upon or give to any Person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, this letter agreement. The Commitment may only be enforced by Parent and no other Person shall have any rights to enforce or to cause Parent to enforce the Commitment or any other provision of this letter agreement. Parent’s creditors shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement. Notwithstanding the foregoing, if the conditions set forth in Section 2 above have been satisfied, the parties intend that (i) Parent has the right to cause the Commitment to be funded hereunder in accordance with Section 1 hereof, (ii) the Company (but not its stockholders or any securityholders thereof) shall be a third party beneficiary of the rights granted to Parent under this letter agreement solely for the purpose of specific performance of Parent’s right to cause the Commitment to be funded hereunder in accordance with Sections 1 and 3 hereof if, and only if, (A) the Company would be permitted under Section 9.10 of the Merger Agreement to seek specific performance requiring Parent to consummate the Merger, (B) Parent would be entitled to enforce this Agreement on the terms and subject to the conditions hereof to cause the Commitment to be funded by the Investor to Parent in accordance with Section 1 hereof and (C) the conditions to the Investor’s obligations to fund the Commitment pursuant to Section 2 are satisfied, and (iii) each Non-Recourse Party (as defined herein) is an express third-party beneficiary hereof for the purpose of relying on and enforcing the provisions of Section 6 hereof.

5.                  Termination. This letter agreement and the Investor’s obligation to fund the Commitment, or cause the Commitment to be funded, will terminate automatically and immediately, without any further action required by the Investor, upon the earliest to occur of: (a) the consummation of the Closing, or (b) the valid termination of the Merger Agreement in accordance with its terms.

6.                  Limited Recourse. Notwithstanding anything that may be express or implied in this letter agreement, the Merger Agreement, or any document or instrument delivered contemporaneously herewith or therewith, and notwithstanding the fact that the Investor may be a partnership or limited liability company, Parent, by its acceptance of the benefits of this letter agreement, covenants, agrees and acknowledges that: (a) no Person other than the Investor or a permitted assignee of the Investor in accordance with the terms of Sections 1 and 7 hereof shall have any liability, obligation or commitment of whatever nature, known or unknown (whether of an equitable, contractual, tort, statutory or other nature) hereunder; (b) it shall have no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be attached to, be imposed on or otherwise be incurred by, any former, current or future director, officer, manager, member, partner (general or limited), employee, representative, agent, stockholder, equity holder, controlling person, affiliate or assignee of the Investor or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, equity holder, controlling person, representative, agent, affiliate or assignee of any of the foregoing who is not also a party to the Merger Agreement (other than any Affiliate who is a permitted assignee of the Investor in accordance with the terms of Sections 1 and 7 hereof) (a “Non-Recourse Party”), whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law or otherwise; and (c) no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party as such for any obligations of the Investor under this letter agreement or any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation. Each of Parent and the Company hereby covenants and agrees that it shall not institute, and shall cause its Affiliates and Representatives not to institute, any proceeding or bring any other claim arising under, or in connection with, this letter agreement, the Merger Agreement, or the transactions contemplated hereby or thereby, against the Investor or any Non-Recourse Party, except for claims solely against the Investor under this letter agreement, subject to the terms and conditions hereof.

7.                  Assignment. Except to the extent set forth in Section 1 of this letter agreement, neither this letter agreement nor any of the rights and benefits hereunder shall be assigned, in whole or in part, by any party hereto without the prior written consent of the other parties hereto; provided, that the Investor may expressly assign all or any part of its rights and delegate all or any part of its obligations to one or more of its Affiliates or any other provider of equity financing, only on the condition that the Investor shall remain obligated for all obligations so delegated and shall remain entitled to all of the rights and benefits hereunder. The rights of the Company hereunder shall not be assignable by the Company without the Investor’s and Parent’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Investor and Parent and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Any assignment or transfer in violation of this Section 7 shall be null and void ab initio.

8.                    Entire Agreement; No Modification. This letter agreement, the Merger Agreement and the Confidentiality Agreement constitute the entire agreement between the parties hereto, and supersede and cancel all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Investor and Parent with respect to the subject matter hereof and thereof. This letter agreement may not be amended, modified, supplemented or waived in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Investor and Parent. No failure or delay by any party in exercising any right, power or privilege in connection with this letter agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege, and no waiver of any of the provisions of this letter agreement will be deemed or will constitute, a waiver of any other provisions, whether or not similar, nor will any waiver constitute a continuing waiver.

9.                  Counterparts. This letter agreement may be executed in counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This letter agreement may be executed by .pdf signature and a .pdf signature shall constitute an original for all purposes.

10.	Governing Law; Venue; Waiver of Jury Trial.

(a)       This letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

(b)       Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this letter agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this letter agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided in Section 9.2 of the Merger Agreement and the Investor further agrees that notices as provided in Section 13 of this letter agreement shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b)       Under no circumstances will any liability (whether direct or indirect, in contract or tort or otherwise) of the Investor with respect to this letter agreement include any special, indirect, consequential or punitive damages.

(c)       EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.              Relationship of the Parties. Each party acknowledges and agrees that (a) this letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this letter agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Investor under this letter agreement are solely contractual and not fiduciary in nature.

12.              Confidentiality. This letter agreement shall be treated as confidential and shall be held confidential by the Investor in accordance with the terms of the Mutual Confidentiality Agreement between Parent and the Company dated as of October 17, 2023 and is being provided to Parent solely in connection with the transactions contemplated by the Merger Agreement. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Investor. Notwithstanding the foregoing, and without prejudice to any other provision of this letter agreement, this letter agreement may be: (a) provided to (i) the Company and (ii) the legal advisors of the Company, together with the legal advisors of Parent, provided each such party agrees to treat this letter agreement as confidential; (b) referred to in the Merger Agreement; and (c) disclosed as may be required by law, rule or regulation of any Governmental Entity, regulatory agency, court or national stock exchange, including in connection with seeking the approval, consent, or waiver from, or in connection with the filing of any notices or similar responses, in each case with any Governmental Entity (provided that, to the extent practicable, the Company will provide the Investor an opportunity to review such required disclosure in advance of such disclosure being made) or in connection with any proceeding or potential proceeding to enforce the obligations hereunder.

13.              Representations and Warranties. The Investor hereby represents and warrants to Parent that:

a.	it has all requisite limited liability company or other power and authority to execute, deliver and perform this letter agreement;
b.	the execution, delivery and performance of this letter agreement by the Investor has been duly and validly authorized and approved by all necessary action by it;
c.	all approvals of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this letter by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this letter agreement;
d.	this letter agreement has been duly and validly executed and delivered by it and (assuming due execution and delivery of this letter agreement and the Merger Agreement by all the other parties hereto and thereto) constitutes a legal, valid and binding obligation of the Investor, enforceable against such Investor in accordance with its terms;
e.	the Investor has, and will maintain for so long as this letter agreement is in effect in accordance with Section 5 hereof, uncalled capital commitments or access to available funds in excess of the sum of its Commitment hereunder plus the aggregate amount of all other commitments and obligations it currently has outstanding;
f.	payment in full of the Commitment shall not result in a breach or violation of any applicable concentration limits or similar restrictions applicable to the Investor; and
g.	the execution, delivery and performance by the Investor of this letter agreement does not violate the Investor’s limited liability company agreement or other organizational documents.

14.              Notice to the Investor. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices delivered to the Investor hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Investor:

346 Short LLC
600 W Chicago Ave

Suit 510

Chicago, IL 60654
Attention: [***]
E-mail: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP
110 N. Wacker Drive

Suite 4200

Chicago 60606
Attention: Rick Ginsberg
E-mail: RGinsberg@cooley.com

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Very truly yours,

346 Short LLC

By:	/s/ Eric Lefkofsky Eric Lefkofsky

Accepted and Agreed to
as of the date written above

PATHOS AI, INC.

By: /s/ Ryan Fukushima
Ryan Fukushima, Chief Executive Officer

Accepted and Agreed to
as of the date written above:

RAIN ONCOLOGY INC.

By: /s/ Avanish Vellanki

Name: Avanish Vellanki

Title: Chief Executive Officer